Exhibit 99.1

Xia Ding Named to USANA Health Sciences’ Board of Directors

SALT LAKE CITY--(BUSINESS WIRE)--October 12, 2021--USANA Health Sciences, Inc. (NYSE: USNA) today announced the appointment of Xia Ding to the company’s board of directors effective October 11, 2021. Ms. Ding currently serves as Vice President of e-commerce Asia Pacific and Latin America at Nike and is well-regarded as an e-commerce and digital business leader. She has served in various management roles at several global online and omnichannel retailers, including Nike, JD.com and Hanesbrands. With the addition of Ms. Ding to the board as an independent director, the USANA board now has eight members, six of whom are independent.

Kevin Guest, Chief Executive Officer and Chairman of the Board, commented, “I’m delighted to welcome Ms. Ding to USANA's board. Her track record of successfully managing and growing multinational business units, combined with her expertise in leading digital and e-commerce initiatives, will provide an immediate and meaningful benefit to the board, shareholders and USANA as whole.”

Ms. Ding commented, “I am honored to join the USANA board and welcome the opportunity to be part of the company’s vision of improving the health and wellness of its customers, employees, and stakeholders around the world.”

About Xia Ding

Ms. Ding is currently the Vice President of e-commerce Asia Pacific and Latin America at Nike. She joined Nike in 2019 where she is accountable for driving the Nike digital business in Asia Pacific and Latin America markets. Prior to Nike, Ms. Ding worked for JD.com in China from 2017 to 2019 as the President of JD Fashion where she was responsible for driving the fashion business covering apparel, shoes, sportswear, bags, jewelry, watches and accessories. She was also instrumental in leading JD.com’s M&A investment strategy to fuel strategic growth. Prior to joining JD.com, Ms. Ding served as Vice President of Retail Service at Nielsen in China from 2015 to 2017 where she was responsible for overseeing Nielsen’s retail services business. Ms. Ding started her career in 1995 with Hanesbrands, Inc., where she spent the first ten years in the U.S. headquarters in various finance and corporate development roles. In 2005, Hanesbrands appointed her as the VP/General Manager of China where she brought American lingerie brand Hanes and casualwear brand Champion into the China market.

Ms. Ding is a well-regarded e-commerce and digital leader and was recognized as Forbes 2018 TOP 100 Most Successful Businesswomen in China and Forbes 2017 TOP 10 Most Influential People in China Fashion Industry. Ms. Ding received a Bachelor of Chemistry degree from the Nanjing University of China. She also earned an M.B.A from the Wake Forest University in Winston-Salem, North Carolina USA.

About USANA

USANA develops and manufactures high-quality nutritional supplements, functional foods and personal care products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, China, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, the United Kingdom, Thailand, France, Belgium, Colombia, Indonesia, Germany, Spain, Romania, and Italy. More information on USANA can be found at www.usana.com.

Contacts

Investor contact:
Patrique Richards
Investor Relations
(801) 954-7961
investor.relations@usanainc.com

Media contact:
Dan Macuga
Public Relations
(801) 954-7280